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                                                                    Exhibit 12.1

               Computation of Ratios of Earnings to Fixed Changes

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
                                                                                  Successor    Predecessor
                                                                                   Period         Period
                                                                                  April 1 to   January 1 to   Predecessor Year
                                         Successor Year Ended December 31,       December 31,    March 31,   Ended December 31,
                                         --------------------------------        ------------  ------------  ------------------
                                           1999        1998         1997             1996          1996            1995
                                         -------      -------      ------           ------        ------          ------
Fixed charges:
     Interest expense, net of
       capitalized interest              $16,856      $ 5,733      $2,413           $1,486        $    -          $  135
     Capitalized interest                      -            -           -                -             -               -
     Portion of rent expense
        representative of interest (1)     3,962        1,879       1,122              662           215             843
                                         -------      -------      ------           ------        ------          ------

Total fixed charges                       20,818        7,612       3,535            2,148           215             978

Earnings (loss):
     Income (loss) before income
        taxes                              1,833        4,821       2,702            1,223           757             826
     Fixed charges, less
        capitalized interest              20,818        7,612       3,535            2,148           215             978
                                         -------      -------      ------           ------        ------          ------

Earnings (losses) adjusted for
   fixed charges                          22,651       12,433       6,237            3,371           972           1,804

Ratio of earnings (losses) to
   fixed charges                           1.09x        1.63x      1.76xx            1.57x         4.52x           1.84x

Deficiency of earnings to cover                -            -           -                -             -               -
   fixed charges

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